March 6, 2000


Board of Directors
PACEL Corp.
8870 Rixlew Lane, Suite 201
Manassas, VA 20109-3795

Members of the Board:

         We have acted as counsel to PACEL Corp. (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to 250,000 shares of the Company's common stock, no par value per share (the "Common Stock"), to be offered pursuant to the PACEL Corp. Key Employees Incentive Stock Plan (the "Plan").

         In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Company's Articles of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we deem appropriate for the purpose of giving this opinion.

         Based upon the foregoing, it is our opinion that the shares of Common Stock being so registered have been duly authorized. The shares of Common Stock when and if issued, sold and paid for as contemplated by the Plan, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

         We hereby consent to the inclusion of our opinion as Exhibit 5 to this Registration Statement on Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                         /s/ SILVER, FREEDMAN & TAFF, L.L.P.

                                         Silver, Freedman & Taff, L.L.P.